NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on April 27, 2009, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on March 30, 2009 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between Unibanco - Uniao de Bancos Brasileiros S.A. and Banco Itau Holding Financeira S.A. became automatically effective after the close of business on March 30, 2009. Each Global Depositary Share (Each rep 10 Units-each unit consists of one Pfd Share of Unibanco-Uniao de Bancos Brasileiros S.A. and one Class B Pfd Share of Unibanco Holdings S.A.) of Unibanco - Uniao de Bancos Brasileiros S.A. was converted into 5.75010062 American Depositary Shares (Each representing One preferred Share) of Itau Unibanco Banco Multiplo S.A. (Name changed from Banco Itau Holding Financieria S.A.). The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on March 31, 2009.